Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-252321 on Form S-3 of our report dated March 31, 2021, relating to the consolidated financial statements of Modiv Inc. and subsidiaries, appearing in this Annual Report on Form 10-K.

/s/ Baker Tilly US, LLP

Irvine, California
March 31, 2021
Baker Tilly US, LLP, trading as Baker Tilly, is a member of the global network of Baker Tilly International Ltd., the members of which are separate and independent legal entities. © 2020 Baker Tilly US, LLP